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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

       Date of Report (Date of Earliest Event Reported): September 5, 2007


                         Global Aircraft Solutions, Inc.
                         -------------------------------
               (Exact Name of Registrant as Specified in Charter)


         Nevada                    000-28575                   84-1108499
         ------                    ---------                   ----------
       (State of                (Commission File             (IRS Employer
     Incorporation)                 Number)                 Identification No.)

                         P.O. Box 23009 Tucson, AZ 85734
                         -------------------------------
                    (Address of principal executive offices)

                                 (520) 294-3481
                                 --------------
              (Registrant's telephone number, including area code)

           ----------------------------------------------------------
          (Former Name or Former Address if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

   |_| Written communications pursuant to Rule 425 under the Securities Act
       (17 CFR 230.425)

   |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act
       (17 CFR 240.14a-12)

   |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

   |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c).

ITEM 1.01. Entry Into a Material Definitive Agreement

Global Aircraft Solutions, Inc. ("Global") issued a press release on September 4, 2007, a copy of which is attached as Exhibit 99.1 to this report, in which it announced that as of August 31, 2007 it has entered into a Participation Agreement with Global Aircraft Leasing Partners, LLC ("GALP"). GALP is engaged in commercial aircraft purchasing, sales and lease activities.

The Participation Agreement provides that in consideration of Global providing aircraft marketing and technical support services to GALP since GALP's inception on or about January 19, 2007, Global shall be entitled to a commission equal to forty percent (40%) of the net profits earned on all transaction entered into by GALP since GALP's inception. This commission arrangement will continue until Global participates in GALP as a forty percent (40%) equity partner for a forty thousand dollar ($40,000.00) investment anticipated to occur on or after October 1, 2007.

As additional consideration, Global will provide to GALP ongoing technical support to facilitate GALP's commercial aircraft purchasing, leasing and sales activities. The technical support provided to GALP by Global will include dedicated personnel from Global's wholly owned subsidiaries, Hamilton Aerospace Technologies (HAT) and World Jet, Inc., to inspect, evaluate, modify, repair, maintain and provide logistical support for GALP's aircraft portfolio. All technical services provided to GALP by HAT and World Jet will be billed at company-standard rates.

Global will not be required to make any additional capital contributions in support of any future aircraft acquisitions by GALP, and all debt assumed by GALP as a result of aircraft acquisitions will be non-recourse with respect to Global.

The foregoing description of the Participation Agreement is only a summary of certain provisions of the Participation Agreement and is qualified in it's entirety by the terms of the Participation Agreement, a copy of which is filed hereto as Exhibit 10.1.

A copy of the Press Release is furnished herewith as Exhibit 99.1


ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Compensatory Arrangements of Certain Officers

(e) On September 4, 2007, Global issued a press release announcing that, contrary to a prior announcement that Mr. Ian Herman would be resigning as Chief Executive Officer ("CEO") of Global, Mr. Ian Herman will remain as CEO of Global and has signed a new employment agreement in support thereof.

The Employment Agreement ("Agreement") is effective August 12, 2007 and is for an initial term of three (3) years and shall automatically renew for successive one (1) year periods upon each anniversary unless, not later than 60 days prior to any renewal date, either Global or Mr. Herman provides written notice that it does not intend to renew the Agreement. Pursuant to the Agreement, Mr. Herman will receive a base annual salary of $195,000.00, subject to annual review and determination of upward adjustment. In addition, on the anniversary date of each year of service under this new agreement, Mr. Herman will be awarded 130,000 shares of Global common stock.

Pursuant to the Agreement, Mr. Herman will also be eligible for discretionary cash and/or stock bonuses as determined from time to time by Global's Board of Directors.

Pursuant to the Agreement, Mr. Herman is also eligible to participate in Global's health and welfare benefit plans; paid vacation; and participation in any stock option plan, stock purchase plan or any similar incentive plan based all or in part on Global's equity securities.

The foregoing description of the Employment Agreement is only a summary of certain provisions of the Employment Agreement and is qualified in it's entirety by the terms of the Employment Agreement, a copy of which is filed hereto as
Exhibit 10.2.

A copy of the Press Release is furnished herewith as Exhibit 99.1


ITEM 9.01. Financial Statements and Exhibits

(c)   Exhibits

Exhibit No.    Document
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   10.1        Copy of Participation Agreement between Global and GALP

   10.2 Copy of Employment Agreement between Global Aircraft Solutions , Inc. and Mr. Ian Herman.

   99.1 Press Release of Global Aircraft Solutions, Inc. issued September 4, 2007 (Furnished herewith).


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 5, 2007

                                                 Global Aircraft Solutions, Inc.
                                                 (Registrant)

                                               By:  /s/ John Sawyer
                                                    --------------------------
                                                    Name:   John Sawyer
                                                    Title:  President